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                         ASSET PURCHASE AND REAL ESTATE

                              ACQUISITION AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is executed and delivered as of May, 1999 among DELTA RESOURCES CORP., a Florida corporation, and/or its assigns ("Buyer"), WILLIAM HOLMES and JUDITH HOLMES, together hereinafter referred to as ("HOLMES"), and HOLMES DIRT SERVICES, INC., a Florida corporation hereinafter referred to as ("HDS") (HOLMES and HDS are hereinafter collectively referred to as "Seller" or "Sellers") (Buyer and Seller collectively referred to as the "Parties").

                              W I T N E S S E T H:

         WHEREAS, Buyer, has actively participated in the environmental services industry in Florida, operating in the areas of owning, operating and maintaining construction and demolition debris recycling and landfilling services; and

         WHEREAS, William and Judith Holmes own that certain real property which, in the aggregate, amounts to approximately 46 total acres, the combined total of which is located near Altoona, Marion County, Florida, more particularly identified and described in EXHIBIT "A" attached hereto (the "Real Property"), of which approximately 13 acres of the Real Property is fully licensed, permitted and zoned to be owned, operated and maintained as a Construction and Demolition (C&D) Debris Landfill and Sand Mining Operation" operated by HDS; and

         WHEREAS, HDS owns various fixtures and items of personal property located on the Real Property, which items are more particularly identified and described in Exhibit "B" attached hereto (the "Fixtures and Personal Property"); and

         WHEREAS, HDS is the owner or holder of all the permits and licenses necessary for the operation of the Real Property maintained as a Construction & Demolition Debris Landfill and Sand Mining operation and Lake Fill operation; and

         WHEREAS, Buyer desires to acquire the Assets from Sellers and Sellers desire to sell such assets to Buyer as set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties and obligations in this Agreement, the parties hereby agree as follows:

1.       DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings: Agreement means this Agreement, as it may be amended from time to time.

1.2 Assets means only the real property, fixtures and personal property, and the licenses and permits.


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1.3  Closing means generally the execution and delivery of those documents and funds necessary to effect the sale of the Assets from Sellers to Buyer.

1.4  Closing Date means the date on which the Closing occurs.

1.5 Contracts, Contractual Rights and Agreements means all service contracts, agreements or other instruments concerning the Assets, the Real Property and/or the Operational Property which shall be transferred by Sellers to Buyer at Closing.

1.6 Effective Date means the date on which all of the Parties have executed this Agreement.

1.7 Escrow Date means the party described as such herein and any successor escrow agent.

1.8 Governmental Approval means any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, decision, action or approval of a governmental authority.

1.9 improvements means any buildings, structures or other improvements situated on the Real Property.

1.10 Inspection Period means the period of time which expires at 5:00 PM on the thirtieth (30th) or sixtieth (60th) day (as applicable) after the Effective Date. If such expiration date is a weekend or national holiday, the Inspection Period shall expire at 5:00 IM on the next immediately succeeding business day.

1.11 licenses and Permits means those licenses and permits issued by and applied for with the State of Florida, or by such other county, municipality or other local authority, as may be required for the Operational Property to be engaged in the business of C&D Debris Landfilling and Sand Mining.

1.12 Materials means all financial records, economic data, Contracts, Contractual Rights and Agreements, plans, drawings, specifications, soil test reports, environmental reports, surveys, and similar documentation, if any, owned by or in the possession of Sellers with respect of the Assets, which Sellers may lawfully transfer to Buyer except that, as to such records, Materials shall include any photocopies.

1.13 Permitted Exceptions means only the following interests, liens and encumbrances:

     (a) Liens for ad valorem and any other taxes relating to the property or operation not yet due;

     (b) Encumbrances, easements and restrictions of record as shown on the Title Commitment which a licensed title company will accept; and

     (c) Other matters determined by Buyer to be acceptable.

1.14 Purchase Price means the consideration agreed to be paid by Buyer to Sellers for the purchase of the Assets as set forth in Section 3.1 (subject to adjustments as provided herein).


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1.15 Real Property, Fixtures and Personal Property means the various fixtures and items of personal property located on the Real Property, which items are more particularly identified and described in Exhibit "B" attached hereto (the "Fixtures and Personal Property").

1.16 Title Defect means any exception in the Title Insurance Commitment of proposed Title Insurance Policy or any matter disclosed by the Survey, or any other lien, encumbrance or defect becoming known to Buyer, other than a Permitted Exception.

1.17 Title Insurance means an ALTA Form B Owners Policy of Title Insurance for the full Purchase Price insuring marketable title in Buyer in fee simple, subject only to the Permitted Exceptions, issued by Attorney's Title Insurance Fund, Inc., or such other similar title insurance company (the "Title Company").

1.18 Title Insurance Commitment means a binder whereby the Title Company agrees to issue the Title Insurance to Buyer.

1.19 Transaction Documents means this Agreement, the General Warranty Deed conveying the Real Property, the Bill of Sale conveying the Personal Property, the Non-compete Agreement and all other documents required or appropriate in connection with the transaction contemplated hereby.

1.20 Recitations Adopted. The recitations set forth above in the "Whereas" clauses are hereby adopted and incorporated herein as part of this Agreement.

2.  DELIVERY OF ASSETS

    Delivery of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall, at the Closing, sell, assign, convey, transfer and deliver the Assets to Buyer. Sellers shall make such transfer of the Assets to Buyer free and clear of all liens, security interests, encumbrances, adverse claims, liabilities, pledges, charges, voting trusts, equities and other restrictions of any nature whatsoever except for the Permitted Exceptions. In furtherance of such transfer of the Assets, the Parties shall have executed and delivered at the Closing a General Warranty Deed, a Bill of Sale, a Non-compete Agreement and any and all other documents necessary to effect the transfer thereof in such form as shall be agreed upon by the Parties.

3.  PURCHASE PRICE

3.1 Purchase Price. In accordance with Section 3.2 below, at the Closing, in consideration of the sale of the Assets to Buyer in accordance with this Agreement, Buyer shall pay the Sellers the aggregate sum of One Million Eight Hundred Thousand Dollars ($1.8 Million). Such consideration Holmes Dirt Service to Delta Resources shall be allocated between the Assets and the Sellers as follows:

    (a) One Hundred Thousand ($100,000.00) Dollars to HOLMES for the 934,136 thousand cubic yards of Air Space;



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    (b) One Million Five Hundred and Forty Thousand ($1,540,000.00) Dollars to
HOLMES for the Real Property;

    (c) One Hundred Thousand Dollars ($100,000.00) to HOLMES for the Non-compete Agreement (the "Non-compete Agreement") from HOLMES in favor of the Buyer;

    (d) Six Thousand ($6,000.00) Dollars to HOLMES as per Exhibit B for the purchase of the Fixtures and Personal Property;

    (e) One Hundred and Four Thousand ($104,000.00) Dollars to HDS as per Exhibit B for the purchase of the Fixtures and Personal Property;

    (f) Fifty Thousand ($50,000.00) Dollars to HDS for all of their right, title and interest in and to the licenses and permits owned or controlled by HDS.

3.2 Payment of Purchase Price. The Parties agree that the Purchase Price for the acquisition of the Assets shall be payable in a Promissory Note as follows:

    (a) An aggregate of Four Hundred Forty Thousand ($440,000.00) Dollars will be paid by certified check at Closing. A Promissory Note and Mortgage payable to HOLMES in the amount of One Million Three Hundred and Sixty Thousand Dollars ($1,360,000.00), which shall be delivered from Buyer to Sellers on the Closing Date (as described hereinafter, the "Promissory Note"). The Promissory Note shall bear interest at the annual rate of 7.75 percent (7.75%) to be amortized over a 20-year period and such principal and interest shall be payable in consecutive quarterly installments (see attached Amortization Schedule C-1).
The Promissory Note will balloon the earlier of seven (7) years and the then remaining principal balance and unpaid interest, if any will be payable in full or the landfill space being fully utilized. See Promissory Note marked EXHIBIT D-1 attached hereto and made a part hereof. The Promissory Note will be guaranteed by DELTA RESOURCES CORP. See the Guaranty marked EXHIBIT D-2. See Mortgage Agreement marked Exhibit D-3. attached hereto and made a part hereof.

    (b) The Promissory Note shall be secured by a mortgage which shall have a thirty (30) day grace period, providing for late charges in the event payment is more than ten (10) days late, shall provide for right of prepayment in whole or in part without penalty, shall permit acceleration in event of transfer of property, shall provide for insurance having the name of the seller as an additional insured, provide that all notices of environmental inspections by governmental agencies be provided to the seller, and such other provisions normal and customary with this type of transaction.

3.3 Adjustments to the Purchase Price. The Purchase Price shall be adjusted as of the Closing Date by:

    (a) subtracting the portion of the current year's real and tangible personal property taxes for the period from January I of that year, through the Closing Date (if the amount of the current year's property taxes are not available on the Closing Date, such taxes will be prorated based upon the prior year's assessment); and


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         (b) subtracting the amount of operating, utility and other deposits, if any.

         (c) The Purchase Price Air Space set forth in Paragraph 3.1 shall be adjusted and increased during the 7 years of this Agreement, conditional upon the following:

         The total Purchase Price shall increase to $2,200,000 with either Vertical Expansions (40ft. above existing grade) or Horizontal Expansion (minimum of 10 acres to the North (see amortization schedule attached hereto and made a part hereof marked Exhibit "C-2"); and

         The total Purchase Price shall increase to $2,600,000 for Vertical and Horizontal Expansion (see amortization schedule attached hereto and made a part hereof marked Exhibit "C-3").

3.4      Closing Costs.

         (a) At or prior to Closing, the Sellers shall pay:

                   (i) Sellers' attorneys' fees relating to the sale of the
             Assets;

                   (ii) Documentary stamp and intangible taxes imposed, by the
             State of Florida and/or other governmental entities upon the transfer of the Assets to Buyer as contemplated hereby;

                   (iii) Cost of satisfying any and all liens, fines, claims or other encumbrances on or against the Assets;

                   (iv) Cost of title insurance (with a title agent selected by the Seller) and the costs, if any, of curing title defects and recording any curative title documents as same relate to the Real Property; and

         (b) At or prior to Closing, the Buyer shall pay:

                   (i) Buyer's attorneys' fees;

                   (ii) Cost of preparation of the Survey;

                   (iii) Cost of Buyer's due diligence inspection, including, without limitation, the costs associated with a Phase 1, modified Phase I and/or Phase II environmental site assessment to be conducted for the Real Property and obtained by Buyer;

                   (iv) Cost of recording the deed (excluding documentary stamps on the deed and intangible tax due to be paid by the Sellers);

                   (v) Documentary stamp and intangible taxes imposed by the
             State of Florida and/or other governmental entities upon delivery of the Promissory Note from Buyer to Sellers customarily paid by BUYER.


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3.5  Prorations. All other matters of income and expense associated with the
Assets shall be prorated as of the Closing Date. At Closing, provisions reasonably acceptable to the Buyer for payment of applicable sales and use tax, if any, such amounts are due for the month of Closing will be agreed upon in order to assure that said sales and use has or will be paid.

3.6 Pre-Closing Submissions. To the extent not previously provided, the Buyer agrees to provide the Seller with the latest available versions of the following pre-closing submittals within ten (10) days of the date hereof-

                  (i) a true and correct copy of the survey of the property;

                  (ii) a true and correct copy of all licenses, permits, certificates of occupancies and any other governmental approvals, certificates, consents, exemptions, decisions, actions or approval of any governmental body;

                  (iii) all engineering plans, topographic surveys, drawings and specifications;

                  (iv) a list of all contracts and agreements;

                  (v) copies of the last year tax bills;

                  (vi) all environmental reports that are in the care, custody and control of the Seller;

                  (vii) all Financial statements and records; and

                  (viii) a Certificate of Good Standing of the corporation from the State of Florida.

3.7 Right of Offset. Buyer shall have the right to offset against the next due payment on and mortgage any loss, cost, damage or expense incurred by Buyer as a result of a breach of any representation or warranty set forth in this Agreement or any other Agreement between the parties including, but not limited to, unpaid, undisclosed liabilities, taxes, fines or penalties.

4.   INSPECTION PERIOD, FINANCING CONTINGENCY AND CLOSING

4.1  Inspection Period of Buyer.

     (a) Buyer agrees that it will have the period of time from the Effective Date to 5:00 p.m. on the thirtieth (30th) day following the Effective Date to physically inspect the Assets, review the economic data, review copies of the Contracts, Contractual Rights and Agreements, review the Licenses and Permits and Zoning and to otherwise conduct its due diligence review of the Assets and the Materials. Buyer hereby agrees to indemnify and hold Sellers harmless from any damages, liabilities or claims for property damage or personal injury arising out of such inspection and investigation by Buyer or its agents or independent contractors. If, at any time during the Inspection Period, for "Good Cause" Buyer determines in its sole and absolute



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discretion that the Assets are unsatisfactory to Buyer, then Buyer shall notify
Sellers or Sellers' attorney in writing prior to the expiration of the Inspection Period that it has elected not to proceed to Closing hereunder and to terminate this Agreement, and in that event, the Parties shall be released from all further rights and obligations under this Agreement. ("Good Cause" shall include, without limitation, environmental restrictions or other impediments to Buyer's contemplated use of the Real Property.) At or prior to expiration of the initial thirty (30) days following the Effective Date, the Buyer shall, at its election, have an additional thirty (30) days within which to extend the Inspection Period and continue its inspection of the Property. In order to extend the Inspection Period, the Buyer or Buyer's attorney shall have delivered notice of such extension at or before 5:00 P.M. on the thirtieth (30th) day following the Effective Date to Sellers or Sellers' attorney. Thereafter, Buyer, at its election, in its sole and absolute discretion, may elect to cancel this Agreement which election shall be made by written notice to Sellers or Sellers' attorney given at or before 5:00 P.M. on the sixtieth (60') day following the Effective Date. If either of such notices is not timely given, Buyer will be deemed to have elected to Close.

     (b) Throughout the Inspection Period, Buyer, its agents and representatives, at any time and from time to time, may contract for the services of persons (the "Site Reviewers") to perform environmental site assessments ("Site Assessments") on the Real Property. The Site Assessments may be performed at any time or times, upon reasonable notice, and under reasonable conditions established by Sellers which do not impede the timely and efficient performance of the Site Assessment. Sellers hereby grant access to the Real Property to perform both above and below the ground testing for environmental conditions and such other tests on the Real Property as may be reasonably necessary in the reasonable opinions of the Site Reviewers to conduct the Site Assessment. Sellers shall, upon request, supply to the Site Reviewers such historical and operational information regarding the Real Property as may be in their respective possessions to facilitate the Site Assessment and will make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters.

     (c) Buyer, through its officers or other authorized representatives, shall have the right to reasonable access to all Materials for the purpose of reviewing and copying the same. The materials will be made available upon reasonable notice given by the Buyer to the Seller.

     (d) In appreciation of the contingent status of the Property during the Inspection Report, Buyer shall in good faith inform Sellers as soon as possible of Buyer's intent to cancel this Agreement in the event such decision has been made by Buyer prior to the expiration of the Inspection Period.

4.2 Time and Place of Closing. Unless otherwise agreed in writing by the Sellers and Buyer, Closing on the transactions contemplated hereby shall take place at the offices of Seller's counsel in Florida, at 10:00 A.M., as soon as practical but not later than the first business day that is thirty (30) days from the later of, the end of the Inspection Period, or any extension thereof.



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5.   WARRANTIES, REPRESENTATION AND COVENANTS OF SELLERS

     Sellers warrant and represent as follows as of the date of this Agreement and as of the Closing and, where indicted, covenants and agrees as follows:

5.1 Organization; Authority. The Corporation is duly formed and authorized pursuant to the laws of the State of Florida, and Sellers have full power and authority to enter into and perform this Agreement in accordance with its terms, and the persons executing this Agreement and other Transaction Documents have been duly authorized to do so on behalf of Sellers.

5.2 Authorization; Validity. The execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement have been duly and validly authorized by the Sellers. This Agreement has been duly and validly executed and delivered by Sellers and (assuming the valid execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding agreement of Sellers enforceable against Sellers in accordance with its terms.

Title. Sellers are the owners in fee simple of all Assets and own the Real Property that is subject only to the Permitted Exceptions. All of the Assets are owned by Sellers, free and clear from any liens, claims or encumbrances except for the liens and encumbrances listed on the attached Schedule of Liens and Encumbrances. The buyer shall either assume the indebtedness or satisfy the debt at closing. The buyer shall exercise it best efforts to obtain a release of the seller from the obligation. Further:

     (a) There are no proceedings or amendments pending and brought by or, to the best of Sellers' knowledge, threatened by any third party which would result in a change in the allowable uses of any of the Real Property or which would modify the right of Buyer to use the Real Property for the conduct of the a construction and demolition debris recycling and landfill and sand mining Operation Business after the Closing Date. The parties may agree to file an amendment to the permit to allow the expansion of the permit in accordance with the amounts, set out in the prior provisions.

     (b) Sellers have made available to Buyer all engineering, geologic and other similar reports, documentation and maps relating to the Real Property in the possession or control of Sellers.

     (c) No third parties have any rights to possession or use of the Assets, nor does any third party have any future right to occupy or possess all or any part of the Assets.

     (d) Neither the Sellers as it relates to the Real Property, nor the Real Property, now is or ever have been involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any applicable laws relating to the environment.

     (e) No portion of the Real Property contains any areas that could be characterized as disturbed, undisturbed or man-made wetlands or as "waters of the United States" pursuant to any



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Applicable Laws or the procedural manuals of the Environmental Protection
Agency, U.S. Army Corps of Engineers or the Florida Department of Environmental Protection, whether such characterization reflects current conditions or historic conditions which have been altered without the necessary permits or approvals.

     (f) Sellers have provided to the government agencies requiring the same, all material reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to said Government agencies.

5.3 Commissions. Sellers have neither dealt with nor does it have any knowledge of any broker or other party who has or may have any claim against Sellers or the Property for a brokerage commission or finder's fee, his assigns, heirs or successor in interests or like payment arising out of or in connection with the transaction provided herein, and Sellers agree to indemnify Buyer from any such claim arising by, through or under Sellers.

5.4 Sale Agreements. The Property is not subject to any outstanding agreement(s) of sale, option(s), or other right(s), of third parties to acquire any interest therein, except for Permitted Exceptions and this Agreement.

5.5 Litigation. There is no litigation or proceeding pending, or to the best of Sellers' knowledge, threatened against Sellers relating to the Property.

5.6 Leases; Agreements; Contracts. There are no leases, agreements or contracts affecting the Assets, oral or written, and any such leases, agreements or contracts or modifications thereof entered into between the date of this Agreement and the Closing Date will be made with the consent of Buyer. Copies of such documents, which have been delivered to Buyer, are, to the best knowledge of Sellers, true, correct and complete copies thereof. Between the date hereof and the Closing Date, Sellers will not terminate or modify the contracts, Contractual Rights and Agreements or other such existing leases, agreements or contracts without the consent of Buyer. No party to any such instruments has asserted any claim of default or offset against Sellers with respect thereto and no event has occurred or failed to occur which would in any way materially affect the validity or enforceability of any of same.

5.7 Financial Statements. Each of the operating statements of the Sellers delivered or to be delivered to Buyer hereunder presents fairly in all material respects the financial condition, results of operations as of and for the periods referenced therein. Sellers covenant to furnish Buyer with unaudited updated monthly reports for interim periods promptly after such statements are first made available to Sellers.

5.8  Environmental.

     (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) the term "Hazardous Material" shall mean any material, waste or substance, including, without limitation, petroleum products that, whether by their nature or use, are subject to regulation under any Environmental. Requirements; (ii) the term "Environmental



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Requirement" shall collectively mean the Comprehensive Environmental Response,
Compensation and Liability Act of 1980(42 U.S.C. 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901, et. seq.), the Toxic Substances Control Act (15 U.S.C. 2601, et seq.), the Clean Air Act (42 U.S.C. 7401, et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251, et seq.), the Florida Air and Water Pollution Control Act, Section 403.011-403.4153, Florida Statutes, the Pollutant Spill Prevention and Control Act, Section 376.011-17, 376.19-21, 376.30-.319, Florida Statutes, the Resource Recovery and Management Act, Section 403.702-403.7893, Florida Statutes, the Florida Safe Drinking Water Act, Section 403.85040-').90, Florida Statutes, any regulation pursuant thereof, or any other Law addressing environmental, health or safety issues of or by any Governmental Authority; (iii) the term "Governmental Authority" shall mean the Federal government, or any state or other political subdivision thereof, or any agency or body of the Federal government, or any state or other political subdivision thereof, or any court asserting jurisdiction over Sellers, which is exercising executive, legislative, judicial, regulatory or administrative functions; and (iv) the term "Offsite Facility" shall mean any offsite waste disposal facility, site or location utilized by or associated with the business of Sellers or the Purchased Assets.

     (b) Except as set forth in Schedule 5.9 hereto, (i) no Hazardous
Material has been or is currently located at, in, on, under or about any Real Property in a manner which violates any Environmental Requirement, or which requires investigation, cleanup or corrective action of any kind under any Environmental Requirement; (ii) there has been no release, emission, discharge, leaching, dumping or disposal of any Hazardous Material by Sellers in the conduct of their business or otherwise which has adversely affected the quality or quantity of groundwater in a. manner which is reasonably expected to form the basis of a claim, at law or in equity, against Sellers or, after the Closing, against the Buyer, by any Person, nor are Sellers aware of, nor have they received notice of any such claim; (iii) no releasing, emitting, discharging, leaching, dumping or disposing of any Hazardous Material by Sellers or others in, on or from any Real Property has occurred, is occurring or, to the best of Sellers' knowledge, may occur in the conduct of its business or otherwise in violation of any Environmental Requirement or zoning law or regulation; (iv) Sellers have all applicable federal, state and local permits, certifications, licenses or approvals, including zoning approvals, and is in material compliance with such permits, certification, licenses and approvals required pursuant to any Environmental Requirement; (v) Sellers are not aware of, nor have Sellers received notice of, any violation, lien, complaint, suit, order or other obligation with respect to any past, present or future event concerning the environmental condition of any Real Property, its business or the Assets; nor has any such notice been issued by any Governmental Authority which has not been fully satisfied and complied with in a timely fashion as required by Environmental Requirements; (vi) to the best of Sellers' knowledge, there has been no release or threatened release of Hazardous Material at, in, on or from any Offsite Facility; (vii) neither the execution of this Agreement, nor the Environmental Requirement, or consent order or similar agreement with any Governmental Authority, to perform any environmental investigation or cleanup, or to install additional pollution control equipment at any Real Property, or to amend or modify its business and/or its' operations and equipment, or permits, certifications, licenses or approvals held by it; (viii) there has been no investigation, litigation, directive or administrative enforcement proceeding, nor



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have any settlements been reached by or with any Governmental Authority or public or private party alleging the release, threatened release, disposal, storage or use of any Hazardous Material at any Real Property or, to the best of Sellers' knowledge, any Offsite Facility; (ix) there are no underground storage tanks, asbestos-containing materials, polychlorinated biphenyls or urea foam insulation present at any Real Property at levels or in a condition in violation of any Environmental Requirement; and (x) the Real Property does not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, 33 C.F. R. 328.3 or any state analogue thereof, or other especially environmentally sensitive or protected areas or species of flora or fauna.

     (c) To the best of Sellers' knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Sellers or of the Real Property which has not been delivered to the Buyer.

5.9 Maintenance and Operation of Assets. From and after the date hereof and until the Closing, Sellers covenant to keep and maintain and operate the Assets substantially in the manner in which it is currently being maintained and operated and covenants not to cause or permit any waste of the Assets nor undertake any action with respect to the operation thereof outside the ordinary course of business without Buyer's prior written consent. Sellers covenant to make all necessary repairs and replacements until the Closing so that the Assets shall be of substantially the same quality and condition at the time of Closing as on the date hereof Sellers covenant not to remove from the Improvements or the Real Property any article included in the Personal Property. Sellers covenant to maintain such casualty and liability insurance on the Assets as it is presently being maintained.

5.10 Condemnation. Neither the whole nor any portion of the Real Property, including access thereto or any easement benefiting the Real Property, is subject to temporary requisition of use by any governmental authority or has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor is there now pending any condemnation, expropriation, requisition or similar proceeding against the Real Property or any portion thereof Sellers have received no notice nor has any knowledge that any such proceeding is contemplated.

5.11 Governmental Matters. Sellers have not entered into any commitments or agreements with any Governmental authorities or agencies affecting the Assets that have not been disclosed in writing to Buyer and Sellers have received no notices from any such governmental authorities or agencies of uncured violation at the Real Property of building, fire, air pollution or zoning codes, rules ordinances or regulations, environmental and hazardous substances laws, or other rules, ordinances or regulations relating to the Property. Sellers shall be responsible for the remittance of all sales and use tax for periods occurring prior to the Closing Date directly to the appropriate State Department of Revenue.

5.12 Repairs. Sellers have received no notice of any requirements or recommendations by any lender, customer. insurance companies, or governmental body or agencies requiring or recommending any repairs or work to be done on the Real Property `which have not already been completed.



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

5.13 Consent, and Approvals; No Violation. Neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby will (a) require Sellers to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority other than as set forth herein; (b) conflict with or breach any provision of the organizational documents of Sellers; (c) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Sellers are a party, or by which Sellers, or any of the Assets may be bound; or (d) violate any order, writ, injunction, decree, judgment statute, law or ruling of any court or governmental authority applicable to Sellers or any of the Assets.

5.14 Foreign Investment and Real Property Tax Act. Sellers are not "foreign persons" within the meaning of Sections 1445 or 897 of the Code, and have furnished Buyer with their federal tax identification number, and at closing will execute and deliver to Buyer an affidavit regarding the same, or if Sellers fail to execute and deliver such affidavit, Buyer may deduct and withhold from the Purchase Price such amounts as may be required by Buyer in order to satisfy its tax withholding obligations.

5.15 No Untrue Statement. Neither this Agreement nor any Exhibit, Schedule nor any written statement or Transaction Document furnished or to be furnished by Sellers to Buyer in connection with the transaction contemplated by this Agreement contains or will contain any known untrue statement of material fact or omits or will omit any known material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.16 Licenses and Permits. The Real Property shall be as of the Closing, fully licensed and permitted, including required zoning approvals for the construction of and operation as a C&D Debris Landfill. Sellers as of the Closing shall have obtained from the State of Florida Department of Environmental Protection the following: (a) an Environmental Resource Permit for storm/surface water systems or evidence of an exemption from all the appropriate governmental agencies; and
(b) a Modified C&D Debris Construction and Operational General Permit for the ongoing operations of the Real Property.

5.17 Complete Disclosure. This Agreement and the Schedules hereto and all other documents and information furnished to Buyer and its representatives pursuant hereto or pursuant to the negotiation of this transaction or the investigations of or the employees or representatives of the Buyer, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If either or both Sellers become aware of any fact or circumstance which would change a representation or warranty of the Sellers in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give written notice of such fact or circumstance to Buyer. None of (a) such notification, (b) any pre-Closing investigation made by Buyer or the Sellers, their respective properties, businesses or assets, or (c) the Closing contemplated by this

Agreement, shall relieve Sellers of their obligations under this Agreement, including their representations and warranties made in this Section 5.

5.18 Noncompete Agreement. At Closing, HOLMES and HDS, its shareholders, each agree to execute a noncompete agreement in favor of the Buyer. Set agreement will provide that the Seller will not own, operate, or apply for permits for a landfill within 100 miles of the subject site for a period of three (3) years. In the event of non payment of the promissory note or uncured violation of the mortgage provisions securing the promissory note, the Noncompete Agreement shall be terminated.

5.19 No Public Announcement. Between the date of this Agreement and the Closing Date, Sellers shall not, without the prior written consent of each of the Buyer, make any oral or written announcement concerning this transaction except as may be required by applicable laws including, but not limited to, the Securities Laws.

6.   WARRANTIES, REPRESENTATIONS AND COVENANTS OF BUYER

     Buyer hereby warrants and represents as of the date of this Agreement and as of the Closing and where indicated covenants and agrees as follows:

6.1 Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under laws of Florida and has full power and authority to enter into and perform this Agreement in accordance with its terms, and the persons executing this Agreement and other Transaction Documents on behalf of Buyer have been duly authorized to do so.

6.2 Authorization; Validity. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly and validly authorized by the Board of Directors of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery of this Agreement by Sellers) constitutes a legal, valid and binding agreement of Buyer.

6.3 Commissions. Buyer has neither dealt with nor does it have any knowledge of any broker or other party who has or may have any claim against Buyer or Sellers for a brokerage commission or finder's fee or like payment arising out of or in connection with the transaction provided herein; and Buyer agrees to indemnify Sellers from any such claims arising by, through or under Buyer.

6.4 No Public Announcement. Between the date of this Agreement and the Closing Date, Buyer shall not, without the prior written consent of the Sellers, make any oral or written announcement concerning this transaction except as may be required by applicable law, including but not limited to, the Securities Laws.

6.5 Knowledge of Business Operations. Buyer represents to Sellers that Buyer is knowledgeable in the operation of C&D Debris Landfills and in carrying out its due diligence will, in addition to reliance on the information supplied by Sellers under the term of this Agreement, rely on its own expertise in such matters.

7.   TITLE MATTERS AND SURVEY

     Title Insurance. Within twenty (20) days after execution of this Agreement by the last to sign of Sellers and Buyer, Sellers shall deliver the Title Insurance Commitment to Buyer. Buyer will have fifteen (15) days from receipt of the Title Commitment (including legible copies of all recorded exceptions noted therein) and Survey to notify Sellers in writing of any Title Defects, encroachments or other matters not acceptable to Buyer which are not permitted by this Agreement. Sellers shall use diligent efforts to cure the Title Defects and/or objections by the Closing Date (as it may be extended). If Sellers elect not to cure or if such Title Defects and/of objections are not cured, Buyer shall have the right and Sellers shall have the obligation, in lieu of my other remedies, as follows: (i) Buyer may refuse to purchase the Property, terminate this Agreement and receive a return of the Earnest Money Deposit plus all interest thereon from the Escrow Agent; in the event such amount is not paid from Sellers to Buyer within fifteen (15) days of the delivery to Sellers of Buyer's decision to terminate this Agreement, Buyer shall have the right without any further acknowledgment by Sellers to file a lien in the amount of any Earnest Money Deposit, plus interest at the maximum rate allowed by law, costs, and reasonable attorney's fees associated with the same, against the Property, which lien shall be valid, enforceable and subject only to the Permitted Exception; or (ii) cure such Title Defects and deduct the cost thereof from the purchase price, down payment first; and (iii) waive such Title Defects and/or objections and close the purchase of the Property subject to them.

7.1 Miscellaneous Title Matters. If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Sellers, Sellers shall on request deliver to Buyer an affidavit stating, if true, that such judgments, bankruptcies or the returns are not against Sellers. Sellers further agree to execute and deliver to the Title Insurance agent at Closing such documentation, if any, as the Title Insurance underwriter shall reasonably require to evidence that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and that there are no mechanics' liens on the Property or parties in possession of the Property other than tenants under the Leases and Sellers.

7.2 Survey. If Buyer desires a survey of the Real Property, Buyer may order same surveyed to show the following:

     (a) the exact boundary lines of the Real Property;

     (b) the location thereon of all, if any, buildings, improvements, and easements now existing;

     (c) the number of acres in the Real Property;

     (d) the location of any buildings, fences or other improvements which encroach on the Real Property;

     (e) the location of any improvements on the Real Property which encroach on any neighboring property or on any property which is subject to any easement or right-of-way;

     (f) all building lines established in respect of the Real Property; and

     (g) all public access to the Real Property, and representing that the boundaries of the Real Property are contiguous with the boundaries of all adjoining parcels (the "Survey").

     (h) the topography of the Property.

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed.

8.2 Consents. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made.

8.3 No Adverse Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or, to the best of Buyer's knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

8.4 Noncompete Agreement. William Holmes shall have executed and delivered at the Closing Non-compete Agreement in a form to be agreed upon by the Parties.

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of the following conditions:

9.1 Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Buyer shall have received a certificate from Sellers to that effect, or setting forth any discrepancies in such representations and warranties which have arisen since the date of this Agreement. The foregoing notwithstanding, Sellers agree that no limitation of any representations and warranties set forth in the certificate contemplated in the first sentence of this Section 9.1 shall restrict Buyer's right to terminate this Agreement if any representation or warranty of either or both Sellers is inaccurate as of the Closing Date.

9.2 Buyer Approvals. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the Board of Directors and shareholders, if required, of Buyer.

9.3 No action or proceeding before a court or any other governmental agency or body shall have been instituted or threaten ed to restrain or prohibit any of the transactions contemplated by this Agreement, and no governmental agency or body shall have taken any other action or made any request of Buyer as a result of which the management of Buyer deems it inadvisable to proceed with the transactions hereunder.

9.4 General Release. Sellers shall have delivered to Buyer an instrument dated the Closing Date releasing the Buyer from any and all claims of Sellers against the Buyer arising out of events which occurred prior to the Closing (but not including any claims pursuant to this Agreement).

9.5 Owners' Policy. The Title Company shall have issued the preliminary title commitment and shall have agreed to issue the Owners' Policy in each case in accordance with Article 3 and otherwise acceptable to Buyer.

9.6 Non-compete Agreement. HOLMES shall have executed and delivered at the Closing a Non-compete Agreement in a form to be agreed upon by the Parties.

9.7 Environmental Review. Buyer, through its authorized representatives, must have completed a review (including, without limitation, all testing, inspections and other procedures, review of existing files of, and discussions with, governmental agencies and officials having jurisdiction over the Real Property, permits and licenses) of the environmental and land use practices, procedures, operations and activities related to the Assets; the results of which review, without limiting the generality of the foregoing, reflects compliance with all Applicable Laws, discloses no actual or probable violations, compliance problems, required capital expenditures or other substantive environmental, land use or real Property-related concerns and are otherwise satisfactory in all respects to Buyer in its sole discretion.

9.8 Licenses and Permits; Transferability of Permits. Sellers shall have complied with Section 5.17 and the permits and licenses referred to in Section
5.17 shall have been issued. Buyer shall have determined, in its sole discretion, that prior to, or as a result of, this transaction, all of the permits required for the operation of the Business have been transferred to Buyer or will be transferred to Buyer without a public hearing before any governmental body.

9.9 Certificates. Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified in this Article 9 have been satisfied in all respects.

9.10 General. All actions taken by Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

9.11 Audit. An audit has been completed for the Corporations last two (2) fiscal years; the parties will split the cost. If the audit is not complete but the parties reasonably believe that the audits will be completed within thirty (30) days, the Closing may proceed.

10.  POSSESSION; RISK OF LOSS; DAMAGE OR CONDEMNATION

10.1 Possession. Occupancy and possession of the Assets will be transferred to Buyer at the conclusion of the Closing.

10.2 Risk of Loss. All risk of loss to the Assets shall remain upon Sellers until the conclusion of the Closing. If, before the occupancy and possession of the Assets has been transferred to Buyer, any material portion of the Assets is damaged by fire or other casualty and will not be restored by the Closing Date or if any material portion of the Real Property is taken by eminent domain or similar doctrine , or there is a material obstruction of access to the Improvements by virtue of a taking by eminent domain, Sellers shall, within ten
(10) days of such damage or taking, notify Buyer thereof and Buyer shall have the option to:

     (a) terminate this Agreement upon notice to Sellers given within ten (10) business days after such notice from Sellers; or

     (b) proceed with the purchase of the Real Property, in which event Sellers shall assign to Buyer all Sellers' right, title and interest in all amounts due or collected by Sellers under the insurance policies or as condemnation awards. In such event, the Purchase Price shall be reduced by the amount of any insurance deductible to the extent it reduced the insurance proceeds payable.

11.  POST-CLOSING COVENANTS

11.1 Taxes

     (a) Sellers irrevocably agree to indemnify Buyer against, and to hold Buyer harmless from:

                  (i) any and all federal, state, local and other taxes related to the Assets arising from the audit, examination, review or other adjustment of tax liabilities for periods ending on or prior to the Closing Date;

                  (ii) any and all taxes, interest, penalties, additions to tax (or additional amounts imposed with respect to any such interest, penalties, or additions to tax) related to the Assets imposed with respect to any federal, state, local or other taxes for periods ending on or before the closing Date; and

                  (iii) any and all federal, state, local, or other taxes of Buyer arising as the result of any payment by the Sellers to Buyer in fulfillment of its obligation pursuant to this Section 10.1(a).

     (b) SELLERS agree that they shall be responsible, at their sole expense, for the preparation of any required federal, state, local and other income and franchise tax returns for the tax periods beginning January 1, 1999 and ending on its Closing Date. Buyer agrees to cooperate with Seller in the preparation of such returns. Sellers further agree that they shall pay all taxes (including all penalties and interest, if any) due for such tax period. Prior to filing the returns provided for in this paragraph, Seller agrees to allow Buyer 20 business days to review and approve its returns, approval of which will not unreasonably be withheld.

11.2 Further Assurance. From time to time on and after the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Sellers, also without further consideration, agree to cooperate with Buyer on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with Buyer's efforts to obtain all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Sellers acknowledge and agree that, from and after the Closing, Buyer shall be entitled to possession of all documents, books, records (including tax records), agreements and financial and operating data of any sort related to Assets.

11.3 Survival. The covenants in this Article II shall survive the Closing.

12.  NON-ASSUMPTION OF LIABILITIES

12.1 Non-Assumption of Liabilities. Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of the Sellers whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement. The Buyer does hereby agree to assume only the outstanding indebtedness listed on Schedule E of this Agreement for Sale.

     Sellers hereby agree to indemnify Buyer, its respective successors and assigns from and against all of the above liabilities and obligations in accordance with Section. I'). I below. Sellers shall, by the Closing Date, either (a) discharge, (b) obtain novations, in form and substance satisfactory to Buyer discharging Buyer as obligors, on, or (c) make other arrangements satisfactory to Buyer, in Buyer's sole judgment, to hold harmless Buyer from any claim, obligation, duty or liability on or with respect to all non-assumed liabilities.

13.  INDEMNIFICATION

13.1 Indemnification by Sellers. Sellers agree that they will, jointly and severally, indemnify, defend (as to third-party claims only), protect and hold harmless Buyer and its respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, agents, employees, successors and assigns at all times from and after the date of this Agreement, from and against all liabilities claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses, and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, but not after closing, incurred as a result of or incident to, except for those set out in this Agreement:

LIMITATION FOR CLAIMS ACCRUING PRIOR TO TRANSFER

     (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by either or both Sellers (including, without limitation, those relating to the environmental condition of the Real Property and Sellers' environmental compliance) set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto;

     (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of either or both Sellers made in this Agreement and to be performed on or before the Closing Date;

     (c) the matters set forth in Section 12.1;

     (d) the existence of liabilities of the Sellers; and

     (e) any claim by a third party that, if true, would mean that a condition for indemnification by Sellers under any of subsections (a) through
(e) of this Section 13.1 had been satisfied.

13.2 Sellers' Indemnification of Buyer for Environmental Matters. Seller hereby agrees that it shall indemnify, defend, save and hold harmless the Indemnified Parties against and from, and to reimburse the Indemnified Parties with respect to, any and all damages, claims, liabilities, lost costs and expenses (including, without limitation, reasonable paralegal, experts' and attorneys' fees and expenses, whether in court, out of court, in bankruptcy or administrative proceedings or on appeal), penalties, or fines, incurred by or asserted against the Indemnified Parties by reason or arising out of.

     (a) the breach of any representation or undertaking of Sellers under this Section;

     (b) any Environmental Condition that exists as of the date of this Agreement or as of the date of the Closing on or arising from the Property or any facilities or operations on the Property, except as otherwise stated in this Agreement;

     (c) any obligation or liability arising out of or resulting from non-compliance by Sellers with, or remedial work imposed upon Sellers under any Law relating to protection of the environmental; the use, transport, disposal, handling or storage of hazardous or toxic materials, pollutants, contaminants, or wastes including, without limitation:

                  (i) any obligations, loss, cost, expense, claim or liability arising out of any investigation, monitoring, clean-up, containment, removal, storage, or restoration work required by, or incurred by Buyer or any entity or person as required by Environmental Requirement or any environmental governmental agencies, and

                  (ii) any claims of third parties for loss, injury, expense, or damage arising out of the handling of any Hazardous Materials on, under, in, above, to, or from the Property.

(d) any claim by a third party that, if true, would mean that a condition for indemnification by Seller under subsections (a), (b) or (c) of Section 13.3 had been satisfied.

Notwithstanding anything in this Agreement, the covenants, representations, warranties set forth in Section 5.9 and the indemnities and undertakings of Sellers set forth in this Section shall survive the Closing and the delivery of the Deed to the Buyer.

     (e) This indemnity shall not extend to matters which may reasonably discovered as a result of the environmental assessment and surveys performed by the Buyer pursuant to its due diligence inspection prior to the closing of the transaction as set forth in the scope of services between Delta and SCS Engineering (see attached scope of service) Exhibit F.

13.3 Indemnification by Buyer. Buyer agrees that it will indemnify, defend, protect and hold harmless Sellers, their successors and assigns, at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and reasonable expenses of investigation) incurred by Sellers as a result of or incident to:

     (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer;

     (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement; and any claim by a third party that, if true, would mean that a condition for indemnification by Buyer under subsections (a) or (b) of Section 13.3 had been satisfied.

Any claim by third parties arising from the maintenance and operation of the assets after the closing of the sale.

13.4 Buyer's Indemnification of Sellers for Environmental Matters. Buyer hereby agrees that it shall indemnify, defend, save and hold harmless the Indemnified Parties against and from, and to reimburse the Indemnified Parties with respect to, any and all damages, claims, liabilities, lost costs and expenses (including, without limitation, reasonable paralegal, experts' and attorneys' fees and expenses, whether in court, out of court, in bankruptcy or administrative proceedings or on appeal), penalties, or fines, incurred by or asserted against the Indemnified Parties by reason or arising out of:

     (a) the breach of any representation or undertaking of Buyer under this Section;

     (b) any Environmental Condition that exists after the date of the closing on or arising from the Property or any facilities or operations on the Property, except as otherwise stated in this Agreement;

     (c) any obligation or liability arising out of or resulting from non-compliance by Buyer with, or remedial work imposed upon Buyer, other than resulting from seller act, under any Law relating to protection of the environmental; the use, transport, disposal, handling or storage of hazardous or toxic materials, pollutants, contaminants, or wastes including, without limitation:

                  (i) any obligations, loss, cost, expense, claim or liability, arising out of any investigation, monitoring, clean-up, containment, removal, storage, or restoration work required by, or incurred by Buyer or any entity or person as required by any Environmental Requirement or any environmental governmental agencies, and

                  (ii) any claims of third parties for loss, injury, expense, or damage arising out of the handling of any Hazardous Materials on, under, in, above, to, or from the Property.

     (d) any claim by a third party that, if true, would mean that a condition for indemnification by Seller under subsections (a), (b) or (c) of Section 13.3 had been satisfied.

13.5 Procedure for Indemnification with Respect to Third Party Claim

     (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each indemnifying party thereof in writing, provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

     (b) Any Indemnifying Party shall have the right to defend the Indemnified Party against Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as:

                  (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirely of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.

                  (ii) The Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party claim and fulfill its indemnification obligations hereunder;

                  (iii) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and

                  (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 13.

                  (i) the Indemnified Party may retain separate counsel at its sole costs and expense and participate in the defense of the Third Party Claim;

                  (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld); and

                  (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

     (d) In the event or to the extent that any of the conditions set forth in
Section 13 above is or becomes unsatisfied, however:

                  (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof);

                  (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses); and

                  (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
         Section 13; and

                  (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the matter in which the counsel for the Indemnified Party handled the Third Party Claim.

14.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

14.1 Non-disclosure by Sellers. Sellers recognize and acknowledge that they have had in the past, currently have, and in the future may possibly have, access to certain confidential information that is valuable, special and unique assets of the Business. Sellers agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of Sellers. In the event of a breach or threatened breach by Sellers of the provisions of this Section, Buyer shall be entitled to an injunction restraining Sellers from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the Closing.

14.2 Non-disclosure by Buyer. Buyer recognizes and acknowledges that it has had in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of the Sellers. Buyer agrees that, except as may be required by Applicable Laws or other legal process, it will not disclose such confidential information to any person, firm, corporation, association, or other entity for anv purpose or reason whatsoever, prior to the Closing Date without Sellers' prior written consent. In the event of a breach or threatened breach by Buyer of the provisions of this Section. Sellers shall be entitled to an injunction restraining Buyer from disclosing in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Sellers from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

15.  BREACH, REMEDIES

15.1 Breach by Sellers. In the event of a beach of Sellers' covenants or warranties and failure by Sellers to cure such breach after notice within the time provided for Closing, in addition to remedies provided under law and elsewhere in this Agreement, Buyer may, at Buyer's election

(i) terminate this Agreement; (ii) enforce this Agreement by suit for specific performance; or (iii) waive such breach (if discovered prior to the Closing) and close the purchase of the Assets contemplated.

15.2 Breach By Buyer. In the event of a breach of Buyer's covenants or warranties herein and failure of Buyer to cure such breach after notice within the time provided for Closing, in addition to remedies provided under law and elsewhere in this Agreement, Sellers, at Sellers' election, may (i) terminate this Agreement; and (ii) shall have the right to recover damages arising from such breach.

16.  GENERAL

16.1 Assignment; Binding Effect, Amendment. This Agreement and the rights of the parties hereunder may be assigned by the Buyer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the corporate parties hereto, and the respective heirs and legal representations of Sellers. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the corporate parties hereto, and the respective heirs and legal representatives of Sellers. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

16.2 Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

16.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

16.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

If to Buyer, addressed to at:             Delta Resources Corp.
                                          2075 N. Powerline Road
                                          Pompano Beach, FL 33069
                                          Attn: Patrick F. Marzano

with a copy to:                           Philip T. Medico, Jr., Esq.
                                          2075 N. Powerline Road
                                          Pompano Beach, FL 33069
with a copy to:                           Samuel G. Weiss, Esq.
                                          30 Main Street
                                          Port Washington, NY 11050

If to HDS, addressed to at:               Holmes Dirt Services, Inc.
                                          P.O. Box 321
                                          Tavares, Florida 32778

If to Holmes, addressed to at:            William Holmes
                                          Judith Holmes
                                          P.O. Box 321
                                          Tavares, Florida 32778

with a copy to:                           Frank Gaylord, Esq.
                                          P.O. Drawer 2047
                                          Eustis, Florida 32727-2047

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier. subject to signature verification, and three business days after the deposit in the U.S. Mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 16.4.

16.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

16.6 Appointment of Agent. Sellers agree that Holmes Dirt Service, Inc. will maintain a registered agent in the State of Florida to accept and acknowledge service of process. Each party agrees that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered to the address provided in Section 16.6 for such party, in the manner prescribed in such Section.

16.7 No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

16.8 Time of the Essence. Time is of the essence of this Agreement.

16.9 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

16.10 Severability. In case any provisions of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties, If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

16.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists other representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

16.12 Standstill Agreement. Unless and until this Agreement is terminated without the Closing having taken place, Sellers will not directly or indirectly solicit offers for any of the Assets, or respond to inquiries from or negotiate with third parties who express or who have heretofore expressed an interest in acquiring such assets.

16.13 Attorneys' Fees. In the event either party hereunder files a suit in connection with this contract or any provision contained herein, then the party which prevails in such action shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fee and paralegals' fee (including those incurred out of court, at trial or in any appellate or bankruptcy proceedings) and costs of court incurred in such suit.

16.14 Memorandum of Contract. Upon the request of either party hereto, the parties shall both execute a Memorandum of Contract in recordable form which may then be recorded by either party in the Public Records of Brevard County, Florida. If either party fails to so execute the memorandum of Contract the attorney for the other party is hereby granted a power of attorney to execute such document.

16.15 Contract to Survive. It is understood and agreed that any and all representations, warranties, covenants and agreements contained herein, whether to be performed before or after the Closing Date, shall not be deemed to be merged into or waived by the instruments of Closing, but shall expressly survive Closing and shall be binding upon the party obligated thereby from and after the Closing Date.

         IN WITNESS WHEREOF, the parties hereto have execute this Agreement as of the day and first above written.

                                      BUYER:


Witnesses:                            DELTA RESOURCES CORP., a Florida
                                      corporation

                                      By:
--------------------------               ------------------------------------
                                      Its:
--------------------------                -----------------------------------

                                      SELLERS:
                                      Holmes Dirt Services, Inc.
Witnesses                             A Florida corporation
                                      By:
                                         ------------------------------------

--------------------------
                                      Its:
--------------------------                -----------------------------------


                                      ---------------------------------------
                                      Judith Holmes


                                      ---------------------------------------
                                      William Holmes

STATE OF FLORIDA               )
                               )   SS
COUNTY OF Lake                 )

The foregoing instrument was acknowledged before me this day of _____, 1999 by Judith Holmes, President of Holmes Dirt Services, Inc., who is personally known to me or who produced a valid Driver's License as identification and who did take an oath.



                                            -----------------------------------
                                            Notary Public

STATE OF FLORIDA               )
                               )   SS
COUNTY OF Lake                 )

The foregoing instrument was acknowledged before me this ______ day of ___________ 1999 by William Holmes, who is personally known to me or who produced a valid Driver's License as identification and who did take an oath.



                                            -----------------------------------
                                            Notary Public

STATE OF FLORIDA               )
                               )   SS
COUNTY OF Lake                 )

The foregoing instrument was acknowledged before me this ____ day of __________, 1999 by Judith Holmes, who is personally known to me or who produced a valid Driver's License as identification and who did take an oath.



                                            -----------------------------------
                                            Notary Public

STATE OF FLORIDA               )
                               )   SS
COUNTY OF Lake                 )

The foregoing instrument was acknowledged before me this ______ day of ___________ 1999 by Judith Holmes, President of Holmes Dirt Services, Inc., who is personally known to me or who produced a valid Driver's License as identification and who did take an oath.



                                            -----------------------------------
                                            Notary Public

STATE OF FLORIDA               )
                               )   SS
COUNTY OF BROWARD              )

The foregoing instrument was acknowledged before me this ______ day of ___________ 1999 by ________________, THE ____________ of the DELTA RESOURCES
CORP. who is personally known to me or who produced a valid Driver's License as identification and who did take an oath.



                                            -----------------------------------
                                            Notary Public

                               EXTENSION AGREEMENT

         The parties to the agreement agree to extend the contract and the time for closing this agreement for a period of the sooner of ninety days, October 12, 1999, or fifteen days after the governmental approval, a letter resolving the ground water conditions and the above ground storage tank issue as set out below:

Permit v. Zoning
         Difference between the DEP Permit and Marion Counting Zoning Holmes will request Marion County to approve the zoning consistent with the existing DEP Permit. The changes to the Zoning will provide the Special Use Permit will expire in August, 2003 and the foot print of the Permit will be the description provided in the DEP permit consisting of 13.1 acres.

Ground Water
         Mr. Springstead will provide information for clarification of the ground water issues raised by the SCS report to the mutual satisfaction of the parties.

Storage Tank
         The above ground storage tank will either be permitted or removed. The area will be tested and freed of contaminants as certified by an engineer.

All the remaining terms and conditions of the agreement are hereby ratified and incorporated herein.

Dated Monday, July 12, 1999



Seller:                                     Buyer:




--------------------------------            ------------------------------------
Judith A. Holmes                            Delta Resources Corporation
                                            By Patrick F. Marzano, President


--------------------------------
William J. Holmes